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                                                                      EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                                                                   Year Ended December 31,
                                                         --------------------------------------------------------------------------
                                                            1995           1994            1993             1992             1991
                                                         --------------------------------------------------------------------------
     Income (loss) before income taxes                   $ 157,240       $ 123,755       $  64,123       $  50,593       $ (37,014)

     Add fixed charges:
      Interest expense                                     366,822         222,929         126,152         136,107         157,560

      One-third of rent expense                              2,478           2,041           1,387           1,498           1,148
                                                         ---------       ---------       ---------       ---------       ---------
         Total fixed charges                               369,300         224,970         127,539         137,605         158,708
                                                         ---------       ---------       ---------       ---------       ---------

     Net income as adjusted                              $ 526,540       $ 348,725       $ 191,662       $ 188,198       $ 121,694
                                                         ---------       ---------       ---------       ---------       ---------

     Ratio of income to fixed charges                         1.43            1.55            1.50            1.37            --
                                                         =========       =========       =========       =========       =========

     Preferred stock dividends on a pre-tax basis        $               $     930       $   3,682       $   2,826

         Total combined fixed charges and
           preferred stock dividends                     $ 369,300       $ 225,900       $ 131,221       $ 140,431       $ 158,708
                                                         ---------       ---------       ---------       ---------       ---------

     Ratio of income to combined fixed charges and
      preferred stock dividends                               1.43            1.54            1.46            1.34            --
                                                         =========       =========       =========       =========       =========